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                                                 File No. 70-9147



               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                        AMENDMENT NO. 1

                                TO

                   APPLICATION OR DECLARATION

                          ON FORM U-1

                             UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                    Allegheny Energy, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD 21740

(Name of company or companies filing this statement and addresses of principal executive offices)


                    Allegheny Energy, Inc.



(Name of top registered holding company parent of each applicant or declarant)

                    Thomas K. Henderson, Esq.
                    Vice President
                    Allegheny Energy, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD 21740


(Name and address of agent for service)

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     1.   Applicants hereby amend Item No. 6, Exhibits and

          Financial Statements, of their Application or Declaration by filing the following:


          (a)  Exhibits

               G-1(a)    Financial Data Schedule
                         AYE Consolidated - Actual

               G-1(b)    Financial Data Schedule
                              AYE and DQE Combined - Pro Forma


          (b)  Financial Statements

               FS-2      Allegheny Energy, Inc.
                         Unaudited Pro Forma Combined
                         Balance Sheet at September 30, 1997

               FS-4      Allegheny Energy, Inc.
                         Unaudited Pro Forma Combined
                         Statement of Income for the twelve-
                         month period ended September 30,
                         1997

               FS-5      Allegheny Energy, Inc.
                         Unaudited Pro Forma Combined
                         Statement of Retained Earnings for
                         the twelve-month period ended
                         September 30, 1997

               FS-7      DQE, Inc. Consolidated
                         Statement of Income as of September
                         30, 1997 (incorporated by reference
                         to the Quarterly Report on Form 10-
                         Q of DQE, Inc. for the period ended
                         September 30, 1997 (File No. 1-
                         10290))

                                                      1


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                           SIGNATURE


          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned company has

duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.



                              ALLEGHENY ENERGY, INC.



                              By:  /s/ Carol G. Russ
                                   Counsel


Dated:  December 4, 1997